Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Incentive Award Plan of Ambassadors International, Inc. of our reports dated March 4, 2005, with respect to the consolidated financial statements of Ambassadors International, Inc., Ambassadors International, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Ambassadors International, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Irvine, California

October 31, 2005